Exhibit 10.23(b)1


                                 FIRST AMENDMENT
                                     TO THE
                              TEMECULA VALLEY BANK
                             SPLIT DOLLAR AGREEMENT
                            DATED SEPTEMBER 30, 2004
                                       FOR
                               STEPHEN H. WACKNITZ


     THIS AMENDMENT is adopted this 31st day of December, 2005, by and between Temecula Valley Bank, a state-chartered commercial bank located in Temecula, California (the "Company") and Stephen H. Wacknitz (the "Executive").

     On September 30, 2004, the Company and the Executive entered into the Temecula Valley Bank Split Dollar Agreement ("Agreement"). The undersigned parties hereby amend the Agreement for the purpose of: (1) clarifying that
Section 2.3 Comparable Coverage applies only in the event of a Change in Control of the Company; and (2) adding a definition of Change in Control.

     Therefore, the following changes shall be made:

     A new Article 1.4 shall be added to the Agreement, and shall read as follows:

1.4      "Change in Control" means:

                  (a) A change in the ownership of the capital stock of the Company, whereby another corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer to any combination of these three [another corporation, person, or group acting in concert] as a "Person") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company which constitutes twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding capital stock then entitled to vote generally in the election of directors; or


                  (b) The persons who were members of the Board of Directors of the Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or


                  (c) The adoption by the Board of Directors of the Company of a merger, consolidation or reorganization plan involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company. For purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company that have an aggregate fair market value equal to twenty-five percent (25%) or more of the fair market value of all of the respective gross assets of the Company immediately prior to such acquisition or acquisitions; or


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                  (d) A tender offer or exchange offer is made by any Person which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either twenty-five percent (25%) or more of the Company's outstanding shares of Common Stock or shares of capital stock having twenty-five (25%) or more the combined voting power of the Company's then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own twenty-five (25%) or more of the voting power; or


                  (e) Any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 1.4.


         Notwithstanding the above, certain transfers are permitted within
         Section 318 of the Code and such transfers shall not be deemed a Change in Control under this Section 1.4.


     Article 2.3 of the Agreement shall be deleted in its entirety and replaced by Article 2.3 below.

2.3 Comparable Coverage upon Change in Control. Upon a Change in Control, the Company shall not amend, terminate or otherwise abrogate the Executive's Interest in the Policy unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Executive execute a new Split Dollar Policy Endorsement for said comparable insurance policy. The Policy or any comparable policy shall be subject to the claims of the Company's creditors.


     IN WITNESS OF THE ABOVE, the Executive and the Company hereby consent to this First Amendment.

Executive:                              Temecula Valley Bank

/s/ Stephen H. Wacknitz                 By /s/
------------------------------------    ----------------------------------------
Stephen H. Wacknitz
                                        Title

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